     News Release
Contact: Kira Vanderwert
Head of Investor Relations
and Corporate Development
813.421.7694
investorrelations@ditech.com

DITECH HOLDING CORPORATION ANNOUNCES FIRST QUARTER 2018 HIGHLIGHTS
AND FINANCIAL RESULTS

- Reported first quarter 2018 net income of $466.9 million, which includes a net gain from reorganization and other fresh start accounting adjustments of $464.5 million
- Reduced general and administrative and compensation expenses by $47.3 million, or 20%, as compared to first quarter 2017
- Appointed new CEO, CFO and COO

Fort Washington, PA, June 6, 2018 – Ditech Holding Corporation (NYSE: DHCP) today announced net income for the quarter ended March 31, 2018 of $466.9 million compared to net income of $4.5 million for the quarter ended March 31, 2017. The current quarter net income included a gain from reorganization and impact of fresh start accounting adjustments of $464.5 million and the prior year quarter net income included a gain on sale of business of $67.7 million.
The current quarter also included changes to MSR comprised of $71.6 million of valuation gains offset by $111.4 million of sales and $27.3 million of portfolio runoff. The Company capitalized $27.5 million in MSR from originations in the current quarter. Comparatively, the prior year quarter included changes to MSR comprised of $17.5 million of valuation losses and $41.0 million of portfolio runoff. The Company capitalized $33.9 million in MSR from originations for the prior year quarter.
Effective April 18, 2018, Thomas F. Marano was appointed Chief Executive Officer and President of Ditech Holding. Mr. Marano also serves as Chairman of the Board of Directors of Ditech Holding. Effective February 9, 2018, Jerry Lombardo was appointed Ditech Holding's Chief Financial Officer, and effective April 23, 2018, Ritesh Chaturbedi was appointed Ditech Holding's Chief Operating Officer. Effective May 8, 2018, Seth L. Bartlett was appointed as Lead Independent Director.
Tom Marano, Chief Executive Officer and President, said "I am pleased with the improving performance of our Servicing business; however, I am disappointed with the performance of the Originations business, which was negatively impacted by interest rates during the first quarter. We are focused on improving our Originations segment and reducing our reliance on refinancing activity. Additionally, we are laser focused on reducing costs across all of our business lines and expanding our purchase money origination volume in an effort to become profitable in 2018."

First Quarter 2018 Financial and Operating Overview

Highlights ($ in thousands):	Q1 2018	Q1 2017
Portfolio:
Owned MSR	$91,604,260	$105,121,894
Subserviced UPB	111,247,925	102,742,919
Total serviced UPB	$202,852,185	$207,864,813
Volume:
Refinanced - HARP	$463,841	$1,122,722
Refinanced - Other	1,063,495	1,671,949
Purchased	1,234,258	2,228,890
Total Funded Volume	$2,761,594	$5,023,561

Delinquency rate - 30 days past due	8.55%	10.02%
Reverse Ginnie Mae Buyouts	$391,677	$226,088
Securitized HECMs	74,356	140,786
Total revenues for the first quarter of 2018 were $278.5 million, an increase of $33.2 million as compared to the prior year quarter, primarily due to an increase of $63.9 million in net servicing revenue and fees partially offset by decreases of $17.9 million in net gains on sale of loans and $7.2 million in interest income. Current year net servicing revenue and fees, excluding MSR impacts of $39.6 million, were $137.4 million. Prior year quarter net servicing revenue and fees, excluding MSR impacts of $(58.6) million, were $171.8 million. This decrease was due to portfolio runoff. The decrease in net gains on sales of loans was primarily due to an overall lower volume of locked loans. This decrease was offset partially by increases due to a shift in mix towards the higher margin consumer channel and lower fall out losses in that channel.
Total expenses for the first quarter of 2018 were $279.4 million, a decrease of $34.3 million as compared to the prior year quarter, resulting from decreases of $26.6 million due to a reduction in legal fees, lower contractor costs, lower default servicing expense including improvements in loss reserves, and accretion recorded in the first quarter of 2018 related to fresh start accounting adjustments for advances. Additionally, salaries and benefits decreased by $20.8 million due primarily to a decrease in compensation and benefits from lower average headcount driven by site closures and organizational changes. These decreases were partially offset by goodwill and intangible asset impairment of $10.0 million recorded during the first quarter of 2018.
Other gains increased $395.1 million primarily due to a gain of $464.5 million resulting from the reorganization that was directly attributable to the Chapter 11 bankruptcy and fresh start accounting adjustments.
The Company is dependent on the ability to secure wholesale market financing from third parties on acceptable terms and to renew, replace or resize existing financing facilities as they expire. Continued growth in Ginnie Mae buyout loan activity in the Reverse Mortgage segment will require us to continue to seek additional financing or to otherwise sell or securitize Ginnie Mae buyout assets.
First Quarter 2018 Segment Results
Results for the Company’s segments are presented below. Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.
Servicing
Our subsidiary, Ditech Financial, serviced 1.5 million accounts with a UPB of $183.7 billion as of March 31, 2018.
The Servicing segment reported pre-tax income of $71.7 million for the first quarter of 2018, an increase of $23.4 million compared to the prior year quarter. During the first quarter of 2018, the segment generated revenue of $202.4 million, an increase of $54.6 million as compared to the prior year quarter primarily due to an increase of $64.9 million in net servicing revenue and fees.

Total expenses in the Servicing segment for the first quarter of 2018 were $116.2 million, a decrease of $49.5 million as compared to the prior year quarter, driven by a $14.3 million decrease in salaries and benefits resulting primarily from a lower average headcount, $7.8 million in lower default servicing expense, $7.1 million in reduced legal fees, $6.1 million in accretion recorded in the first quarter of 2018 related to fresh start accounting adjustments for advances, $2.4 million in lower advance loss provision, and $2.3 million in reduced contractor costs. The prior year quarter included $2.1 million in professional fees related to the sale of substantially all of our insurance agency business in the first quarter of 2017. Current quarter expenses included $12.3 million of interest expense and $4.8 million of depreciation and amortization.
Other gains decreased $80.8 million primarily due to a $67.7 million gain on sale of business recorded in 2017 in connection with the sale of substantially all of our insurance agency business offset by a $14.6 million loss recorded as a result of the fresh start accounting adjustments in the 2018 period.
Pre-tax income increased $23.4 million and adjusted earnings (loss) improved $25.2 million for the first quarter of 2018 as compared to the prior year quarter due to lower general and administrative expenses and salaries and benefits, offset in part by lower servicing revenue and fees of $34.0 million.
Originations
Ditech Financial generated total funded volume of $2.8 billion for the first quarter of 2018, a decrease of $2.2 billion as compared to the prior year quarter. The Originations business delivered a recapture rate of 20% for the current quarter.
The Originations segment reported $3.8 million of pre-tax loss for the first quarter of 2018 as compared to $16.3 million of pre-tax income for the first quarter of 2017, which represents a decrease of $20.1 million. During the first quarter of 2018, this segment generated revenue of $61.3 million, a decrease of $19.5 million from the prior year quarter. Net gains on sales of loans decreased $18.2 million as compared to the prior year quarter, primarily due to an overall lower volume of locked loans. This decrease was offset partially by increases resulting from a shift in mix towards the higher margin consumer channel.
Total expenses in the Originations segment for the first quarter of 2018 were $74.7 million, an increase of $10.3 million compared to the prior year quarter, due to $9.0 million of goodwill impairment recorded and $4.1 million in higher interest expense driven by debt issuance costs incurred in connection with the DIP Warehouse Facilities, which were amortized over the two-month term of the bankruptcy. These increases were partially offset by a $2.3 million decrease in interest expense due to lower average borrowings and a decrease of $2.8 million in salaries in benefits due primarily to lower commissions and incentives in the Originations segment and a decrease in base compensation from a lower average headcount. Current quarter interest expense was $13.5 million and depreciation and amortization was $3.1 million.
Reverse Mortgage
The Reverse Mortgage segment serviced 102 thousand accounts with a UPB of $19.1 billion at March 31, 2018, which includes UPB of $9.4 billion related to on-balance sheet loans and real estate owned. During the quarter, the business securitized $74.4 million of tails.
The Reverse Mortgage segment reported $12.8 million of pre-tax loss for the first quarter of 2018 as compared to pre-tax loss of $2.0 million in the prior year quarter. During the first quarter of 2018, this segment generated revenue of $18.0 million, a decrease of $4.5 million from the prior year quarter. Net interest income on reverse loans and HMBS related obligations increased $5.7 million primarily due to an increase in buyouts, partially offset by an increase in nonperforming reverse loans, which generally have lower interest rates than performing loans. In addition, we had a $1.5 million decline in servicing revenue and fees and $0.7 million lower amortization of servicing rights.
Total expenses in the Reverse Mortgage segment for the first quarter of 2018 were $38.3 million, an increase of $13.8 million from the prior year quarter. The increase in total expenses was driven by a $15.9 million increase in interest expense on master repurchase agreements as a result of higher buyout loan levels, and a higher average cost of debt including the excess amortization of debt costs of $7.1 million.
Other gains increased $7.4 million due to the fresh start accounting adjustments.
Pre-tax loss increased $10.8 million to $12.8 million and adjusted earnings (loss) declined $3.2 million to $(1.1) million for the first quarter of 2018 as compared to the prior year quarter primarily due to higher interest expense, partially offset by the increase in net fair value gains on reverse loans and related HMBS obligations.

Corporate and Other Non-Reportable Segment
The Corporate and Other Non-Reportable segment reported $411.9 million of pre-tax income for the first quarter of 2018, resulting primarily from a gain on reorganization and fresh start accounting adjustments totaling $462.1 million for the first quarter of 2018.
Interest expense decreased $10.6 million for the first quarter of 2018 as compared to the prior year quarter primarily as a result of the extinguishment of the Senior Notes and Convertible Notes in connection with the Chapter 11 bankruptcy.
About Ditech Holding Corporation
Ditech Holding Corporation is an independent servicer and originator of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, we have approximately 3,700 employees and service a diverse loan portfolio. For more information about Ditech Holding Corporation, please visit our website at www.ditechholding.com. The information on our website is not a part of this release.
This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.
The terms “Ditech Holding,” the “Company,” “we,” “us” and “our” as used throughout this report refer to Ditech Holding Corporation (Successor) and its consolidated subsidiaries after the Effective Date, and/or Walter Investment Management Corp. (Predecessor) and its consolidated subsidiaries prior to the Effective Date. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "projects," "estimates," "assumes," "may," "should," "will," "seeks," "targets," or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any changes in our strategy. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption "Risk Factors" in our filings with the SEC.
In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•
our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•
the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•
potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•
our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies' respective residential loan selling and servicing guides;

•
uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•
our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated orders resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by us;

•
risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•	risks related to the concentration of our subservicing portfolio and the ability of our subservicing clients to terminate us as subservicer;

•
our ability to achieve our strategic initiatives, particularly our ability to: enter into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities; and execute and realize planned operational improvements and efficiencies;

•	the success of our business strategy in returning us to sustained profitability;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, or our ability to improve, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•
our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•
local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•
uncertainty as to the volume of originations activity we can achieve and the effects of the expiration of HARP, which is scheduled to occur on December 31, 2018, including uncertainty as to the number of "in-the-money" accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•
risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to assign repurchased HECM loans to HUD, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•
risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or attempted cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•
risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax assets, including the risk of an "ownership change" under Section 382 of the Code;

•	our ability to maintain the listing of our common stock on the NYSE;

•	our ability to continue as a going concern;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	risks associated with one or more material weaknesses identified in our internal controls over financial reporting, including the timing, expense and effectiveness of our remediation plans;

•	our ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•
risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of our former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.
Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.
In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Ditech Holding Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

	Successor	Predecessor
	For the Period From February 10, 2018 Through March 31, 2018	For the Period From January 1, 2018 Through February 9, 2018	For the Three Months Ended March 31, 2017
REVENUES
Net servicing revenue and fees	$48,355	$128,685	$113,187
Net gains on sales of loans	28,518	27,963	74,356
Net fair value gains on reverse loans and related HMBS obligations	889	10,576	14,702
Interest income on loans	376	3,387	10,980
Insurance revenue	—	—	3,963
Other revenues	13,077	16,662	28,097
Total revenues	91,215	187,273	245,285

EXPENSES
General and administrative	54,525	50,520	131,627
Salaries and benefits	46,782	40,408	107,957
Interest expense	29,896	38,756	60,410
Goodwill and intangible assets impairment	9,960	—	—
Depreciation and amortization	4,694	3,810	10,932
Other expenses, net	(198)	229	2,783
Total expenses	145,659	133,723	313,709

OTHER GAINS (LOSSES)
Reorganization items and fresh start accounting adjustments	(110)	464,563	—
Net losses on extinguishment of debt	—	(864)	—
Other net fair value gains	594	3,740	5,083
Gain on sale of business	—	—	67,727
Total other gains	484	467,439	72,810

Income (loss) before income taxes	(53,960)	520,989	4,386
Income tax expense (benefit)	189	(18)	(122)
Net income (loss)	$(54,149)	$521,007	$4,508

Comprehensive income (loss)	$(54,142)	$521,007	$4,491

Net income (loss)	$(54,149)	$521,007	$4,508
Basic earnings (loss) per common and common equivalent share	$(12.73)	$13.94	$0.12
Diluted earnings (loss) per common and common equivalent share	$(12.73)	$13.92	$0.12
Weighted-average common and common equivalent shares outstanding — basic	4,253	37,374	36,412
Weighted-average common and common equivalent shares outstanding — diluted	4,253	37,424	36,812

Ditech Holding Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	Successor	Predecessor
	March 31, 2018	December 31, 2017
ASSETS	(unaudited)
Cash and cash equivalents	$216,806	$285,969
Restricted cash and cash equivalents	92,389	112,826
Residential loans at amortized cost, net (includes $706 and $6,347 in allowance for loan losses at March 31, 2018 and December 31, 2017, respectively)	467,690	985,454
Residential loans at fair value	10,959,582	10,725,232
Receivables, net (includes $3,484 and $5,608 at fair value at March 31, 2018 and December 31, 2017, respectively)	118,045	124,344
Servicer and protective advances, net (includes $3,259 and $164,225 in allowance for uncollectible advances at March 31, 2018 and December 31, 2017, respectively)	650,423	813,433
Servicing rights, net (includes $675,176 and $714,774 at fair value at March 31, 2018 and December 31, 2017, respectively)	734,696	773,251
Goodwill	—	47,747
Intangible assets, net	41,170	8,733
Premises and equipment, net	79,167	50,213
Deferred tax assets, net	1,213	1,400
Other assets (includes $30,736 and $29,394 at fair value at March 31, 2018 and December 31, 2017, respectively)	367,517	235,595
Total assets	$13,728,698	$14,164,197

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables and accrued liabilities (includes $3,406 and $1,282 at fair value at March 31, 2018 and December 31, 2017, respectively)	$950,430	$994,493
Servicer payables	113,679	116,779
Servicing advance liabilities	364,881	483,462
Warehouse borrowings	1,389,648	1,085,198
Corporate debt	1,263,635	1,214,663
Mortgage-backed debt (includes $717,188 and $348,682 at fair value at March 31, 2018 and December 31, 2017, respectively)	717,188	735,882
HMBS related obligations at fair value	8,798,059	9,175,128
Deferred tax liabilities, net	932	848
Total liabilities not subject to compromise	13,598,452	13,806,453
Liabilities subject to compromise	—	806,937
Total liabilities	13,598,452	14,613,390

Stockholders' equity (deficit):
Preferred stock, $0.01 par value per share (Successor and Predecessor):
Authorized - 10,000,000 shares, including 100,000 shares of mandatorily convertible preferred stock (Successor) and 10,000,000 shares (Predecessor)
Issued and outstanding - 99,931 shares at March 31, 2018 (Successor) and 0 shares at December 31, 2017 (Predecessor) (liquidation preference $100,976)	1	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares (Successor and Predecessor)
Issued and outstanding - 4,260,433 shares at March 31, 2018 (Successor) and 37,373,616 shares at December 31, 2017 (Predecessor)	43	374
Additional paid-in capital	184,344	598,193
Accumulated deficit	(54,149)	(1,048,817)
Accumulated other comprehensive income	7	1,057
Total stockholders' equity (deficit)	130,246	(449,193)
Total liabilities and stockholders' equity (deficit)	$13,728,698	$14,164,197

Non-GAAP Financial Measures
We manage our company in three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes and Adjusted Earnings (Loss). Management considers Adjusted Earnings (Loss) to be important in the evaluation of our business segments and of the company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) is a supplemental metric utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) is not a presentation made in accordance with GAAP and our use of this measure and terms may vary from other companies in our industry.
Adjusted Earnings (Loss) is defined as income (loss) before income taxes, plus changes in fair value due to changes in valuation inputs and other assumptions; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; non-cash interest expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance, gain or loss on extinguishment of debt, the net impact of the Residual and Non-Residual Trusts, transaction costs, reorganization items and certain non-recurring costs, as applicable. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSR that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities for the periods during which we were originating reverse mortgages. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.
Adjusted Earnings (Loss) should not be considered as an alternative to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) has important limitations as an analytical tool, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of this metric are:

•
Adjusted Earnings (Loss) does not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) does not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) does not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) does not reflect the change in fair value due to changes in valuation inputs and other assumptions;
Because of these limitations, Adjusted Earnings (Loss) should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) only as a supplement.

Ditech Holding Corporation and Subsidiaries
Segment Results of Operations and Non-GAAP Financial Measures
For the Three Months Ended March 31, 2018
(in thousands)

	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$173,469	$—	$5,316	$6	$(1,751)	$177,040
Net gains on sales of loans	505	55,551	—	—	425	56,481
Net fair value gains on reverse loans and related HMBS obligations	—	—	11,465	—	—	11,465
Interest income on loans	3,752	11	—	—	—	3,763
Other revenues	24,693	5,764	1,262	254	(2,234)	29,739
Total revenues	202,419	61,326	18,043	260	(3,560)	278,488

EXPENSES
General and administrative	62,356	21,222	7,803	17,224	(3,560)	105,045
Salaries and benefits	37,058	27,931	10,441	11,760	—	87,190
Interest expense	12,294	13,540	18,291	24,527	—	68,652
Goodwill and intangible assets impairment	1,000	8,960	—	—	—	9,960
Depreciation and amortization	4,761	3,090	505	148	—	8,504
Other expenses, net	(1,274)	—	1,228	77	—	31
Total expenses	116,195	74,743	38,268	53,736	(3,560)	279,382

OTHER GAINS (LOSSES)
Reorganization items and fresh start accounting adjustments	(14,588)	9,612	7,423	462,006	—	464,453
Net losses on extinguishment of debt	—	—	—	(864)	—	(864)
Other net fair value gains	111	—	—	4,223	—	4,334
Total other gains (losses)	(14,477)	9,612	7,423	465,365	—	467,923
Income (loss) before income taxes	71,747	(3,805)	(12,802)	411,889	—	467,029

Adjustments to income (loss) before income taxes
Reorganization items and fresh start accounting adjustments	14,588	(9,612)	(7,423)	(462,006)	—	(464,453)
Changes in fair value due to changes in valuation inputs and other assumptions	(77,627)	—	—	—	—	(77,627)
Non-cash interest expense	4,428	6,579	7,146	—	—	18,153
Fair value to cash adjustment to reverse loans	—	—	11,406	—	—	11,406
Goodwill and intangible assets impairment	1,000	8,960	—	—	—	9,960
Exit costs	1,350	54	287	614	—	2,305
Transaction costs	107	—	—	1,022	—	1,129
Share-based compensation expense	13	14	4	507	—	538
Other	2,226	429	287	325	—	3,267
Total adjustments	(53,915)	6,424	11,707	(459,538)	—	(495,322)
Adjusted Earnings (Loss)	$17,832	$2,619	$(1,095)	$(47,649)	$—	$(28,293)

Ditech Holding Corporation and Subsidiaries
Segment Results of Operations and Non-GAAP Financial Measures
For the Three Months Ended March 31, 2017
(in thousands)

	Servicing	Originations	Reverse Mortgage	Corporate and Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$108,541	$—	$7,508	$—	$(2,862)	$113,187
Net gains (losses) on sales of loans	(320)	73,704	—	—	972	74,356
Net fair value gains on reverse loans and related HMBS obligations	—	—	14,702	—	—	14,702
Interest income on loans	10,968	12	—	—	—	10,980
Insurance revenue	3,963	—	—	—	—	3,963
Other revenues	24,628	7,092	283	510	(4,416)	28,097
Total revenues	147,780	80,808	22,493	510	(6,306)	245,285

EXPENSES
General and administrative (1)	90,647	23,450	6,464	17,372	(6,306)	131,627
Salaries and benefits	51,383	30,703	13,529	12,342	—	107,957
Interest expense	13,533	9,400	2,391	35,086	—	60,410
Depreciation and amortization (1)	8,799	927	1,026	180	—	10,932
Other expenses, net	1,354	—	1,099	330	—	2,783
Total expenses	165,716	64,480	24,509	65,310	(6,306)	313,709

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(1,429)	—	—	6,512	—	5,083
Gain on sale of business	67,727	—	—	—	—	67,727
Total other gains	66,298	—	—	6,512	—	72,810
Income (loss) before income taxes	48,362	16,328	(2,016)	(58,288)	—	4,386

Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	7,397	—	—	—	—	7,397
Non-cash interest expense	1,513	—	—	2,671	—	4,184
Fair value to cash adjustment to reverse loans	—	—	3,339	—	—	3,339
Exit costs (1)	194	207	678	792	—	1,871
Transaction costs	2,173	—	—	3,035	—	5,208
Share-based compensation expense (1)	255	(142)	164	588	—	865
Gain on sale of business	(67,727)	—	—	—	—	(67,727)
Other (1)	416	143	(22)	(1,057)	—	(520)
Total adjustments	(55,779)	208	4,159	6,029	—	(45,383)
Adjusted Earnings (Loss)	$(7,417)	$16,536	$2,143	$(52,259)	$—	$(40,997)

__________

(1)
Effective January 1, 2018, the Company no longer allocates corporate overhead, including depreciation and amortization, to its operating segments. These amounts are now included in the Corporate and Other non-reportable segment. Prior year balances have been restated to conform to current year presentation.